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                                                                  EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                              1996 CHANGE FROM 1995

                                                 FOURTH QUARTER                     TWELVE MONTHS
                                             % CHANGE         OPERATING         % CHANGE         OPERATING
                                         SALES     VOLUME     EARNINGS(1)   SALES      VOLUME     EARNINGS(1)
SPECIALTY & PERFORMANCE SEGMENT (2)

  Specialty plastics                       (5)%        7 %         ++         (1)%        3 %         ++
  Performance chemicals                    (7)%       (8)%         --         (2)%       (3)%         ++
  Fine chemicals                          (15)%      (15)%         --         (4)%       (4)%         --
  Fibers                                   (3)%       (7)%         ++          7 %        1 %         ++
  Coatings, inks & resins                   9 %       14 %          -          3 %        6 %          -

Total Segment                              (5)%       (3)%         20 %        - %        - %         20 %
                                        =======    =======    =========    =======    =======    =========


CORE PLASTICS SEGMENT (2)
  Container plastics                      (37)%       12 %         --        (21)%        1 %         --
  Flexible plastics                        10 %        4 %         --         (7)%        2 %         --

  Total Segment                           (22)%       10 %       (156)%      (16)%        1 %       (100)%
                                        =======    =======    =========    =======    =======    =========


CHEMICAL INTERMEDIATES SEGMENT (2)
  Industrial intermediates                  7 %       13 %         --          1 %        9 %         --

  Total Segment                             7 %       13 %        (39)%        1 %        9 %        (21)%
                                        =======    =======    =========    =======    =======    =========

  Total Eastman                            (9)%        3 %        (46)%       (5)%        2 %        (31)%
                                        =======    =======    =========    =======    =======    =========


------------------------------

(1)  0     =    Change of approximately 0 - 2% (+ or -)
     +     =    Increase of approximately 2 - 10%
     ++    =    Increase of greater than 10%
     -     =    Decrease of approximately (2) - (10)%
     --    =    Decrease of greater than (10%)
     Sm    =    Negligible change in dollar amount
     Nm    =    Not meaningful

(2) In 1996 the Company created a new business segment, Core Plastics, and renamed the remaining two segments. The Company believes that the new segmentation will provide more useful information for decision-making and for understanding the Company's financial results. The 1995 results have been restated to conform to the 1996 presentation.





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